Company Contacts:
Randy C. Martin
President and
Chief Executive Officer
(314) 721-4242
For Immediate Release
Wednesday, October 31, 2007
SPARTECH CORPORATION LOWERS 2007 EARNINGS GUIDANCE
     St. Louis, Missouri, October 31, 2007 — Spartech Corporation (NYSE:SEH) announced today that it is lowering expectations for its 2007 fourth quarter earnings. Earnings per share, before the impact of special items, are now expected to be at or about breakeven for the fourth quarter ending November 3, 2007.
     The revised quarterly guidance is driven by a weak sales environment coupled with challenging resin prices and other specific items impacting the quarter. The relative strength in many of the international economies, the weakening of the US dollar, and rising crude oil prices have put additional pressure on our margins. We continue to focus on further cost reductions and operational improvements to enhance our overall cost structure and competitiveness. In addition to the current market conditions, several other items are impacting our results in the fourth quarter, including: start-up issues associated with the consolidation of three existing manufacturing facilities into our new Greenville facility, inventory value adjustments, and foreign currency translation losses due to the weakening of the US dollar relative to the Canadian dollar.
     In September, Spartech acquired Creative Forming Inc. in order to expand its services to the packaging market and further leverage Spartech’s breadth of material capabilities. In October, Pfizer Inc., a customer of Creative, announced the exit of its new inhaled insulin product, Exubera. Prior to this announcement, Creative’s packaging sales for the Exubera product in 2007 were approximately $3 million. We are in the process of assessing what potential impact this loss in business may have on intangible assets on the balance sheet.
     Spartech’s interim President and Chief Executive Officer, Randy C. Martin stated, “We are taking actions to address the external and internal factors which are adversely impacting our business. Our cash flow experience continues to be positive and we expect to generate cash flows available to pay down more than $10 million of debt in our fourth quarter, exclusive of the amount used to fund our Creative acquisition and repurchase common shares. Since the announcement of our share repurchase program in September, we have repurchased 1.4 million shares of our common stock. Furthermore, we

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are taking steps to accelerate the implementation of our Oracle ERP system which is critical in providing greater and more timely visibility into our operating results and reducing processing costs.”
     The Board of Directors and management team is pleased with the progress of the CEO search led by Spencer Stuart and expects to announce the new CEO by the end of the calendar year. Spartech Corporation will hold its conference call with investors and financial analysts in conjunction with its fourth quarter and fiscal 2007 earnings release on December 18, 2007.
     Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe with sales of approximately $1.5 billion, annually.
Safe Harbor For Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors which have impacted and could impact our operations and results include: (a) adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for products of the types we produce; (b) our ability to compete effectively on product performance, quality, price, availability, product development, and customer service, (c) material adverse changes in the markets we serve, including the transportation, packaging, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical; (d) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration; (e) volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters; (f) our inability to manage or pass through an adequate level of increases to customers in the costs of materials, freight, utilities, or other conversion costs; (g) our inability to predict accurately the costs to be incurred, time taken to complete, or savings to be achieved in connection with announced production plant restructurings; (h) adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations; (i) adverse developments with work stoppages or labor disruptions, particularly in the automotive industry; (j) our inability to achieve operational efficiency goals or cost reduction initiatives; (k) our inability to develop and launch new products successfully; (l) restrictions imposed on us by instruments governing our indebtedness, and the possible inability to comply with requirements of those instruments; (m) possible weaknesses in internal controls; and (n) our ability to successfully complete the implementation of a new enterprise resource planning computer system. We assume no duty to update our forward-looking statements, except as required by law.

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